Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Registration Statement on Amendment No. 1 to Form S-1 of our report dated March 30, 2020, relating to the balance sheet of Conyers Park II Acquisition Corp. as of December 31, 2019, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from May 2, 2019 (inception) through December 31, 2019, appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

March 16, 2021